Exhibit 10.3
                              AMENDED AND RESTATED
                           CHANGE IN CONTROL AGREEMENT

         THIS AMENDED AND RESTATED CHANGE IN CONTROL AGREEMENT ("Agreement") made and entered into by and between The Southern Company ("Southern"), Southern Company Services, Inc. (the "Company") and Mr. Thomas A. Fanning ("Mr. Fanning") (hereinafter collectively referred to as the "Parties") is effective November 16, 2006. This Agreement amends and restates the Amended and Restated Change in Control Agreement entered into by Mr. Fanning, Southern and the Company, effective June 1, 2004.

                                   WITNESSETH:

         WHEREAS, Mr. Fanning is the Executive Vice President and Chief Financial Officer of the Company;

         WHEREAS, the Company wishes to provide to Mr. Fanning certain severance benefits under certain circumstances following a change in control (as defined herein) of Southern or the Company;

         NOW, THEREFORE, in consideration of the premises, and the agreements of the Parties set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

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                            ARTICLE I - DEFINITIONS.

                        For purposes of this Agreement, the following terms shall have the following meanings:

1.1 "Annual Compensation" shall mean Mr. Fanning's Base Salary plus Target Bonus under the Company's Short Term Bonus Plan and Long Term Bonus Plan.

1.2 "Base Salary" shall mean Mr. Fanning's highest annual base salary rate during the twelve (12) month period immediately preceding the date the Change in Control is Consummated.

1.3 "Beneficial Ownership" shall mean beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act.

1.4 "Benefit Index" shall mean the Hewitt Associates' Benefit Index(r), or if such index is no longer available, cannot be used, or if pursuant to
Section 1.5 hereof another Benefits Consultant has been chosen by the Compensation Committee, such other comparable index utilized by the Benefits Consultant.

1.5 "Benefits Consultant" shall mean Hewitt Associates or such other nationally recognized employee benefits consulting firm as shall be designated in writing by the Compensation Committee upon the occurrence of a Preliminary Change in Control that would result in a Subsidiary Change in Control.

1.6 "Board of Directors" shall mean the board of directors of the Company.

1.7 "Business Combination" shall mean a reorganization, merger or consolidation of Southern or sale or other disposition of all or substantially all of the assets of Southern.


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1.8        "Change in Control" shall mean,

        (a)   with respect to Southern, the occurrence of any of the following:

                (i) The Consummation of an acquisition by any Person of Beneficial Ownership of 20% or more of Southern's Voting Securities; provided, however, that for purposes of this Section 1.8(a)(i) the following acquisitions of Southern's Voting Securities shall not constitute a Change in Control:

                       (A) any acquisition directly from Southern;

                       (B) any acquisition by Southern;

                       (C) any acquisition by any employee benefit plan (or
                           related trust) sponsored or maintained by Southern or any Southern Subsidiary;

                       (D) any acquisition by a qualified pension plan or
                           publicly held mutual fund;

                       (E) any acquisition by an employee of Southern or a
                           Southern Subsidiary, or Group composed exclusively of such employees; or

                       (F) any Business Combination which would not
                           otherwise constitute a Change in Control because of the application of clauses (A),
                           (B) or (C) of Section 1.8(a)(iii);

                (ii) A change in the composition of the Southern Board whereby individuals who constitute the Incumbent Board cease for any reason to constitute at least a majority of the Southern Board; or

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                (iii)   The Consummation of a Business Combination, unless,
                        following such Business Combination, all of the following three conditions are met:

                        (A) all or substantially all of the individuals and entities who held Beneficial Ownership,
                     respectively,   of  Southern's  Voting  Securities
                     immediately prior to such Business Combination hold Beneficial Ownership, directly or indirectly, of 65% or more of the combined voting power of the Voting
                     Securities of the corporation surviving or resulting from such Business Combination, (including, without limitation, a corporation which as a result of such Business Combination holds Beneficial Ownership of all
                     or   substantially   all  of  Southern's   Voting
                     Securities or all or substantially all of Southern's assets) (such surviving or resulting corporation to be referred to as "Surviving Company"), in substantially the same proportions as their ownership, immediately prior to such Business Combination, of Southern's Voting Securities;

                        (B) no Person (excluding any qualified pension plan, publicly held mutual fund, Group composed exclusively of Employees or employee benefit plan (or related trust) of Southern, any Southern Subsidiary or Surviving Company) holds Beneficial Ownership, directly or indirectly, of 20% or more of the combined voting power of the then outstanding Voting Securities of Surviving Company except to the extent that such ownership existed prior to the Business Combination; and

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                        (C)   at least a majority of the members of the board
                     of directors of Surviving Company were members of the Incumbent Board on the date of the Preliminary Change in Control.

      (b) with respect to the Company, the occurrence of any of the following:

             (i) The Consummation of an acquisition by any Person of Beneficial
                  Ownership of 50% or more of the combined voting power of the then outstanding Voting Securities of the Company; provided, however, that for purposes of this Section 1.8(b)(i), any acquisition by Mr. Fanning, any other employee of Southern or a Southern Subsidiary, or Group composed entirely of such employees, any qualified pension plan, any publicly held mutual fund or any employee benefit plan (or related trust) sponsored or maintained by Southern or any Southern Subsidiary shall not constitute a Change in Control;

             (ii) The Consummation of a reorganization, merger or consolidation of the Company ("Company Business Combination"), in each case, unless, following such Company Business Combination, Southern or a Southern Subsidiary Controls the corporation surviving or resulting from such Company Business Combination; or

           (iii) The Consummation of the sale or other disposition of all or substantially all of the assets of the Company to an entity which Southern or a Southern Subsidiary does not Control ("Subsidiary Change in Control").

1.9 "COBRA Coverage" shall mean any continuation coverage to which Mr. Fanning or his dependents may be entitled pursuant to Code Section 4980B.
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1.10 "Code" shall mean the Internal Revenue Code of 1986, as amended.

1.11 "Common Stock" shall mean the common stock of Southern.

1.12 "Company" shall mean Southern Company Services, Inc., its successors and assigns.

1.13 "Compensation Committee" shall mean the Compensation and Management Succession Committee of the Southern Board.

1.14 "Consummation" shall mean the completion of the final act necessary to complete a transaction as a matter of law, including, but not limited to, any required approvals by the corporation's shareholders and board of directors, the transfer of legal and beneficial title to securities or assets and the final approval of the transaction by any applicable domestic or foreign governments or governmental agencies.

1.15 "Control" shall mean, in the case of a corporation, Beneficial Ownership of more than 50% of the combined voting power of the corporation's Voting Securities, or in the case of any other entity, Beneficial Ownership of more than 50% of such entity's voting equity interests.

1.16 "Economic Equivalent" or "Economic Equivalence" shall have the meaning set forth in Section 1.23(f) hereof.

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1.17   "Employee Outplacement Program" shall mean the program established by the Company from time to time for the purpose of assisting employees in finding employment outside of the Company which provides for the following services:

        (a) self assessment, career decision and goal setting;

        (b) job market research and job sources;

        (c) networking and interviewing skills;

        (d) planning and implementation strategy;

        (e) resume writing, job hunting methods and salary negotiation; and

        (f) office support and job search resources.

1.18 "Company" shall mean Southern Company Services, Inc., its successors and assigns.

1.19 "Company Business Combination" shall have the meaning set forth in Section 1.8(b)(ii) hereof.

1.20 "Equity Based Bonus Plan" shall mean a plan or arrangement that provides for the grant to participants of stock options, restricted stock, stock appreciation rights, phantom stock, phantom stock appreciation rights or any other similar rights the terms of which provide a participant with the potential to receive the benefit of any increase in value of the underlying equity or notional amount (e.g., number of phantom shares) from the date of grant through a subsequent date.

1.21 "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.


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1.22 "Executive Employee" shall mean those employees of the Company of Grade
Level 10 or above.

1.23 "Good Reason" shall mean, without Mr. Fanning's express written consent, after written notice to the Company, and after a thirty (30) day opportunity for the Company to cure, the continuing occurrence of any of the events described in Subsections (a)(i), (b)(i), (c)(i), (d)(i) or
     (d)(ii) of this Section 1.23. In the case of Mr. Fanning claiming benefits under this Agreement upon a Subsidiary Change in Control, the foregoing notice and opportunity to cure will be satisfied if Mr. Fanning provides to the Compensation Committee a copy of his written offer of employment by the acquiring company within thirty (30) days of such offer along with a written explanation describing how the terms of such offer satisfy the requirements of Subsections (a)(ii), (b)(ii), (c)(ii), (d)(iii) or (e) of this Section 1.23. The Compensation Committee shall make a determination of whether such written offer of employment satisfies the requirements of Sections 1.23(a)(ii), (b)(ii), (c)(ii), (d)(iii) or (e) hereof upon consultation with the Benefits Consultant and shall notify Mr. Fanning of its decision within thirty (30) days of receipt of Mr. Fanning's written offer of employment. Any dispute regarding the Compensation Committee's decision shall be resolved in accordance with Article III hereof.

        (a) Inconsistent Duties.

            (i) Change in Control. A meaningful and detrimental alteration in Mr. Fanning's position or in the nature or status of his responsibilities from those in effect immediately prior to the Change in Control.

           (ii) Subsidiary Change in Control. In the event of a Subsidiary Change in Control, Good Reason shall exist if Mr. Fanning is offered employment with the acquiring employer with a job

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                 title, duties and status which are materially and
                 detrimentally lower than Mr. Fanning's job title, duties and status in effect at the Company as of the date the offer of employment is received.

        (b) Reduced Compensation.

            (i) Change in Control. A reduction of five percent (5%) or more by the Company in any of the following amounts of compensation expressed in subparagraphs (A), (B) or (C) hereof, except for a less than ten percent (10%), across-the-board reduction in such compensation amounts similarly affecting ninety-five percent (95%) or more of the Executive Employees eligible for such compensation:

               (A) Mr. Fanning's Base Salary;

               (B) the sum of Mr. Fanning's Base Salary plus Target Bonus under the Company's Short Term Bonus Plan, as in effect on the day immediately preceding the day the Change in Control is Consummated; or

               (C)the sum of Mr. Fanning's Base Salary plus Target Bonus under the Company's Short Term Bonus Plan and Long Term Bonus Plan plus the Target Bonus under the Company's Equity Based Bonus Plan, each of which as in effect on the day immediately preceding the day the Change in Control is Consummated.

            (ii) Subsidiary Change in Control. In the event of a Subsidiary Change in Control, Good Reason shall exist if Mr. Fanning is offered Base Salary, Target Bonus under the acquiring

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                  company's Short Term Bonus Plan and Long Term Bonus Plan and
                  Target Bonus under the acquiring company's Equity Based Bonus Plan that, in the aggregate, is less than ninety percent (95%) of Mr. Fanning's Base Salary plus Target Bonus under the Company's Short Term Bonus Plan and Long Term Bonus Plan, plus Target Bonus under the Company's Equity Based Bonus Plan, each of which as in effect on the day the offer of employment is received;

       (c)     Relocation.

           (i) Company. A change in Mr. Fanning's work location to a location more than fifty (50) miles from the facility where Mr. Fanning was located on the day immediately preceding the day the Change in Control is Consummated, unless such new work location is within fifty (50) miles of Mr. Fanning's principal place of residence on the day immediately preceding the day the Change in Control is Consummated. The acceptance, if any, by Mr. Fanning of employment by the Company at a work location which is outside the fifty mile radius set forth in this Section 1.23(c) shall not be a waiver of Mr. Fanning's right to refuse subsequent transfer by the Company to a location which is more than fifty (50) miles from Mr. Fanning's principal place of residence on the day immediately preceding the day the Change in Control is Consummated, and such subsequent nonconsensual transfer shall be "Good Reason" under this Agreement;

         (ii) Subsidiary Change in Control. In the case of a Subsidiary Change in Control, Good Reason shall exist if Mr. Fanning's work location under the terms of the offer of employment from the acquiring employer is more than fifty (50) miles from Mr.

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      Fanning's work location at the Company as of the date the
      offer of employment by the acquiring employer is received.

        (d)      Benefits and Perquisites.

           (i) Change in Control - Retirement and Welfare Benefits. The taking of any action by the Company that would directly or indirectly cause a Material Reduction in the Retirement and Welfare Benefits to which Mr. Fanning is entitled under the Company's Retirement and Welfare Benefit plans in which Mr. Fanning was participating on the day immediately preceding the day the Change in Control is Consummated.

          (ii) Vacation and Paid Time Off. The failure by the Company to provide Mr. Fanning with the number of paid vacation days or, if applicable, paid time off days to which Mr. Fanning is entitled on the basis of years of service with the Company in accordance with the Company's normal vacation policy or the paid time off program (whichever applicable) in effect on the day immediately preceding the day the Change in Control is Consummated (except for across-the-board vacation policy or paid time off program changes or policy or program terminations similarly affecting at least ninety-five percent (95%) of all Executive Employees of the Company).

         (iii) Subsidiary Change in Control. In the event of a Subsidiary Change in Control, Good Reason shall exist if Mr. Fanning is offered a package of Retirement and Welfare Benefits by the acquiring employer that is not Economically Equivalent, as determined under Sections 1.23(f) and (g) hereof.

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        (e) Adoption of Severance Agreement. In the event of a Subsidiary
    Change in Control, Good Reason shall exist if the offer of employment by the acquiring employer does not include an agreement to enter into a severance agreement substantially in the form of Exhibit B attached hereto.

        (f) Economic Equivalence. For purposes of Section 1.23(d)(iii) above, an acquiring employer's package of Retirement and Welfare Benefits shall be considered Economically Equivalent if, in the written opinion of the Benefits Consultant, the anticipated, employer-provided value of what Mr. Fanning is expected to derive from the acquiring employer's Retirement and Welfare Benefits is equal to or greater than ninety percent (90%) of such value Mr. Fanning would have derived from the Company's Retirement and Welfare Benefits using the Benefit Index.

        (g) Benefit Index Guidelines. For purposes of Section 1.23(f) above, the following guidelines shall be followed by the Company, the acquiring employer and the Benefits Consultant in the performance of the Benefit Index calculations:

                 (i)Upon a Preliminary Change in Control that if Consummated would result in a Subsidiary Change in Control, the Company and the acquiring employer shall provide to the Benefits Consultant the applicable benefit plan provisions for the plan year in which the Subsidiary Change in Control is anticipated to occur. Plan provisions for the immediately preceding plan year may be provided if the Benefits Consultant determines that there have been no changes to such plans that would materially affect the determination of Economic Equivalence. If the acquiring employer's relevant plan provisions have not previously been included in the Benefits Consultant's Benefit

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     Index  database,  the  acquiring  employer  shall  provide to the  Benefits
     Consultant such plan information as the Benefits Consultant shall request in writing as soon as practicable following such request. The Compensation Committees shall take such action as is reasonably required to facilitate the transfer of such information from the acquiring employer to the Benefits Consultant.

                (ii) The standard Benefit Index assumptions for the plan year from which the plan provisions are taken shall be used.

                (iii)The Company shall provide to the Benefit Consultant actual data for its Employees.

                (iv) The determination of whether or not the acquiring employer's Retirement and Welfare Benefits are Economically Equivalent to the Retirement and Welfare Benefits provided to Mr. Fanning by the Company shall be determined on an aggregate basis. All assessments shall consider all benefits in total and no individual-by-individual, plan-by-plan determination of Economic Equivalence shall be made.

1.24 "Group" shall have the meaning set forth in Section 14(d) of the Exchange Act.

1.25 "Group Health Plan" shall mean the group health plan covering Mr. Fanning, as such plan may be amended from time to time.

1.26 "Group Life Insurance Plan"shall mean the group life insurance plan covering Mr. Fanning, as such plan may be amended from time to time.

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1.27 "Incumbent Board" shall mean those individuals who constitute the Southern
Board as of February 23, 2006, plus any individual who shall become a director subsequent to such date whose election or nomination for election by Southern's shareholders was approved by a vote of at least 75% of the directors then comprising the Incumbent Board. Notwithstanding the foregoing, no individual who shall become a director of the Southern Board subsequent to February 23, 2006 whose initial assumption of office occurs as a result of an actual or threatened election contest (within the meaning of Rule 14a-11 of the Regulations promulgated under the Exchange Act) with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Southern Board shall be a member of the Incumbent Board.

1.28 "Long Term Bonus Plan" shall mean any bonus type plan or arrangement designed to provide incentive based compensation to participants upon the achievement of objective or subjective goals that measure performance over a period of more than twelve months.

1.29 "Month of Service" shall mean any calendar month during which Mr. Fanning has worked at least one (1) hour or was on approved leave of absence while in the employ of the Company or any other Southern Subsidiary.

1.30 "Material Reduction" shall mean (i) any change in a retirement plan or arrangement that has the effect of reducing the present value of the projected benefits to be provided to Mr. Fanning by five percent (5%) or more, (ii) any five percent (5%) or more reduction in medical, health and accident and disability benefits as a percentage of premiums or premium equivalents in accordance with the Company's prior practice as measured over a period of the three previous plan years from the date the Change in Control is Consummated, or
(iii) any five percent (5%) or more reduction in employer matching funds as a


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percentage of employee contributions in accordance with the Company's prior practice measured over a period of the previous three plan years from the date the Change in Control is Consummated.

1.31 "Omnibus Plan" shall mean the Southern Company Omnibus Incentive Compensation Plan, and the Design and Administrative Specifications duly adopted thereunder, as in effect on the date a Change in Control is Consummated.

1.32 "Pension Plan" shall mean The Southern Company Pension Plan or any successor thereto, as in effect on the date a Change in Control is Consummated.

1.33 "Performance Dividend Program" or "PDP" shall mean the Performance Dividend Program under the Omnibus Plan or any replacement thereto, as in effect on the date a Change in Control is Consummated.

1.34 "Performance Pay Program" or "PPP" shall mean the Performance Pay Program under the Omnibus Plan or any replacement thereto, as in effect on the date a Change in Control is Consummated.

1.35 "Person" shall mean any individual, entity or group within the meaning of
Section 13(d)(3) or 14(d)(2) of Exchange Act.

1.36 "Preliminary Change in Control" shall mean the occurrence of any of the following as administratively determined by the Southern Committee.

   (a) Southern or the Company has entered into a written agreement, such as, but not limited to, a letter of intent, which, if Consummated, would result in a Change in Control;

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   (b)    Southern, the Company or any Person publicly announces an intention to take or to consider taking actions which, if Consummated, would result in a Change of Control under circumstances where the Consummation of the announced action or intended action is legally and financially possible;

   (c) Any Person achieves the Beneficial Ownership of fifteen percent (15%) or more of the Common Stock; or

   (d) The Southern Board or the Board of Directors has declared that a Preliminary Change of Control has occurred.

1.37 "Retirement and Welfare Benefits" shall mean benefits provided by the following types of plans and arrangements: pension plans, defined contribution plans (matched savings, profit sharing, money purchase, ESOP, and similar plans and arrangements), plans providing for death benefits while employed or retired (life insurance, survivor income, and similar plans and arrangements), plans providing for short-term disability benefits (including accident and sick time), plans providing for long-term disability benefits, plans providing health-care benefits (including reimbursements during active employment or retirement related to expenses for medical, vision, hearing, dental, and similar plans and arrangements).

1.38 "Separation Date" shall mean the date on which Mr. Fanning's employment with the Company is terminated; provided, however, that solely for purposes of
Section 2.2(c) hereof, if, upon termination of employment with the Company, Mr. Fanning is deemed to have retired pursuant to the provisions of Section 2.3 hereof, Mr. Fanning's Separation Date shall be the effective date of his retirement pursuant to the terms of the Pension Plan.

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1.39 "Short Term Bonus Plan" shall mean any bonus type plan or arrangement designed to provide incentive based compensation to participants upon the achievement of objective or subjective goals that measure performance over a period of twelve months or less.

1.40 "Southern" shall mean The Southern Company, its successors and assigns.

1.41 "Southern Board" shall mean the board of directors of Southern.

1.42 "Southern Committee" shall mean the committee comprised of the Chairman of the Southern Board, the Chief Financial Officer of Southern and the General Counsel of Southern.

1.43 "Southern Subsidiary" shall mean any corporation or other entity Controlled by Southern or another Southern Subsidiary.

1.44 "Subsidiary Change in Control" shall have the meaning set forth in Section 1.8(b)(iii) hereof.

1.45 "Target Bonus" shall mean the amount of incentive compensation expressed as either a percent of salary or pay, an expected dollar amount, the number of awards granted or such other quantifiable measure to determine the amount to be paid or awards granted under the terms of the respective Short Term Bonus Plan, Long Term Bonus Plan or Equity Based Bonus Plan, as used by the Company or respective acquiring employer to measure the market competitiveness of its employee compensation programs.

1.46 "Termination for Cause" or "Cause" shall mean Mr. Fanning's termination of employment with the Company upon the occurrence of any of the following:

    (a) The willful and continued failure by Mr. Fanning to substantially perform his duties with the Company (other than any such failure resulting from Mr. Fanning's Total Disability or from Mr. Fanning's retirement or any such actual or

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             anticipated failure resulting from termination by Mr. Fanning for Good Reason) after a written demand for substantial performance is delivered to him by the Southern Board, which demand specifically identifies the manner in which the Southern Board believes Mr. Fanning has not substantially performed his duties; or

     (b) The willful engaging by Mr. Fanning in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise, including but not limited to any of the following:

        (i) any willful act involving fraud or dishonesty in the course of Mr. Fanning's employment by the Company;

        (ii) the willful carrying out of any activity or the making of any statement by Mr. Fanning which would materially prejudice or impair the good name and standing of the Company, Southern or any other Southern Subsidiary or would bring the Company, Southern or any other Southern Subsidiary into contempt, ridicule or would reasonably shock or offend any community in which the Company, Southern or such other Southern Subsidiary is located;

        (iii) attendance by Mr. Fanning at work in a state of intoxication or otherwise being found in possession at his workplace of any prohibited drug or substance, possession of which would amount to a criminal offense;

        (iv) violation of the Company's policies on drug and alcohol usage, fitness for duty requirements or similar policies as may exist from time to time as adopted by the Company's safety officer;

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        (v)       assault or other act of violence by Mr. Fanning against any person during the course of employment; or (vi) Mr. Fanning's indictment for any felony or any misdemeanor involving moral turpitude.

                  No act or failure to act by Mr. Fanning shall be deemed "willful" unless done, or omitted to be done, by Mr. Fanning not in good faith and without reasonable belief that his action or omission was in the best interest of the Company.

                   Notwithstanding the foregoing, Mr. Fanning shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of the majority of the Southern Board at a meeting called and held for such purpose (after reasonable notice to Mr. Fanning and an opportunity for him, together with counsel, to be heard before the Southern Board), finding that, in the good faith opinion of the Southern Board, Mr. Fanning was guilty of conduct set forth in
          Section 1.46(a) or (b) hereof and specifying the particulars thereof in detail.

1.47 "Total Disability" shall mean total disability under the terms of the Pension Plan.

1.48 "Voting Securities" shall mean the outstanding voting securities of a corporation entitling the holder thereof to vote generally in the election of such corporation's directors.

1.49 "Waiver and Release" shall mean the Waiver and Release substantially in the form of Exhibit A attached hereto.

1.50 "Year of Service" shall mean an Employee's Months of Service divided by twelve (12) rounded to the nearest whole year, rounding up if the remaining number of months is seven (7) or greater and rounding down if the remaining number of months is less than seven (7). If an Employee has a break in his


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service with his Employing Company, he will receive credit under this Plan for the service prior to the break in service only if the break in service was less than five years and his service prior to the break exceeds the length of the break in service.


                        ARTICLE II - SEVERANCE BENEFITS

2.1      Eligibility.

      (a) Except as otherwise provided herein, if Mr. Fanning's employment is involuntarily terminated by the Company at any time during the two year period following a Change in Control of Southern or the Company for reasons other than Cause or if Mr. Fanning voluntarily terminates his employment with the Company for Good Reason at any time during the two year period following a Change in Control of Southern or the Company, he shall be entitled to receive the benefits described in Section
              2.2 hereof, subject to the terms and conditions described in this Article II.

      (b) Limits on Eligibility. Notwithstanding anything to the contrary herein, Mr. Fanning shall not be eligible to receive benefits under this Plan if Mr. Fanning :

        (i) is not actively at work on his Separation Date, unless Mr. Fanning is capable of returning to work within twelve (12) weeks of the beginning of any leave of absence from work;

        (ii) voluntarily terminates his employment with the Company for other than Good Reason;

       (iii)      has his employment terminated by the Company for Cause;

        (iv) accepts the transfer of his employment to Southern, any Southern Subsidiary or any employer that acquires all or substantially all of the assets of Southern;

        (v) accepts the transfer of his employment to any employer (or its affiliate) that acquires all or substantially all of the assets of a Southern Subsidiary or the Company and becomes an employee of any such employer (or its affiliate) following such acquisition (provided, however, that if Mr. Fanning would otherwise have been entitled to severance benefits under this Agreement but for this Section 2.1(b)(v), Mr. Fanning shall be eligible for benefits under this Agreement except for those outplacement, severance and welfare benefits described in Sections 2.2(a), (b) and (c) hereof);

        (vi) is involuntarily separated from service with the Company after refusing an offer of employment by Southern or a Southern Subsidiary, under circumstances where the terms of such offer would not have amounted to Good Reason for voluntary termination of employment from the Company by comparing each item of compensation and benefits of such offer of employment as set forth in Section 1.23(a)(i), (b)(i), (c)(i), (d)(i) and
                  (d)(ii) above, with such items of compensation and benefits to which he is entitled at the Company as of the day immediately preceding the day of such offer of employment;

        (vii) refuses an offer of employment by an acquiring employer in a Subsidiary Change in Control under circumstances where such offer does not provide Good Reason under the requirements of
                  Section 1.23(a)(ii), (b)(ii), (c)(ii), (d)(iii) or (e) hereof.

        (viii) elects to receive the benefits of any other voluntary or involuntary severance, separation or outplacement program, plan or agreement maintained by the Company in lieu of benefits under this Agreement; provided however, that the receipt of benefits under any retention plan or agreement shall not be deemed to be the receipt of benefits under any severance, separation or outplacement program for purposes of this Agreement.

2.2 Severance Benefits. Upon the Company's receipt of an effective Waiver and Release, Mr. Fanning shall be entitled to receive the following severance benefits:

        (a) Employee Outplacement Services. Mr. Fanning shall be eligible to participate in the Employee Outplacement Program, which program shall not be less than six (6) months duration measured from Mr. Fanning's Separation Date.

        (b) Severance Amount. Mr. Fanning shall be paid in cash an amount equal to three times his Annual Compensation (the "Severance Amount").
If any portion of the Severance Amount constitutes an "excess parachute payment" (as such term is defined under Code Section 280G ("Excess
Parachute Payment")), the Company shall pay to Mr. Fanning an additional amount calculated by determining the amount of tax under Code Section 4999 that he otherwise would have paid on any Excess Parachute Payment with respect to the Change in Control and dividing such amount by a decimal determined by adding the tax rate under Code Section 4999 ("Excise Tax"), the hospital insurance tax under Code Section 3101(b) ("HI Tax") and federal and state income tax measured at the highest marginal rates ("Income Tax") and subtracting such result from the number one (1) (the "280G Gross-up"); provided, however, that no 280G Gross-up shall be paid unless the Severance Amount plus all other "parachute payments" to Mr. Fanning under Code
Section 280G exceeds three (3) times Mr. Fanning's "base amount" (as such term is defined under Code Section 280G ("Base Amount")) by ten percent (10%) or more; provided further, that if no 280G Gross-up is paid, the Severance Amount shall be capped at three (3) times Mr. Fanning's Base Amount, less all other "parachute payments" (as such term is defined under Code Section 280G) received by Mr. Fanning, less one dollar (the "Capped Amount"), if the Capped Amount, reduced by HI Tax and Income Tax, exceeds what otherwise would have been the Severance Amount, reduced by HI Tax, Income Tax and Excise Tax.

                  For purposes of this Section 2.2(b), whether any amount would constitute an Excess Parachute Payment and any other calculations of tax, e.g., Excise Tax, HI Tax, Income Tax, etc., or other amounts, e.g., Base Amount, Capped Amount, etc., shall be determined by a nationally recognized firm specializing in federal income taxes as selected by the Compensation Committee, and such calculations or determinations shall be binding upon Mr. Fanning, Southern and the Company.

        (c)       Welfare Benefit.

          (i) Except as provided in Section 2.3 hereof, Mr. Fanning shall be eligible to participate in the Company's Group Health Plan for a period of six (6) months for each of Mr. Fanning's Years of Service, not to exceed a period of five (5) years, beginning on the first day of the first month following

     Mr. Fanning's Separation Date unless otherwise specifically provided under such plan, upon Mr. Fanning's payment of both the Company's and Mr. Fanning's premium under such plan. Mr. Fanning shall also be entitled to elect coverage under the Group Health Plan for his dependents who are participating in the Group Health Plan on Mr. Fanning's Separation Date (and for such other dependents as may be entitled to coverage under the provisions of the Health Insurance Portability and Accountability Act of
     1996) for the duration of Mr. Fanning's extended medical coverage under this Section 2.2(c) to the extent such dependents remain eligible for dependent coverage under the terms of the Group Health Plan.

           (ii) The extended medical coverage afforded to Mr. Fanning pursuant to this Section 2.2(c) as well as the premiums to be paid by Mr. Fanning in connection with such coverage shall be determined in accordance with the terms of the Group Health Plan and shall be subject to any changes in the terms and conditions of the Group Health Plan as well as any future increases in premiums under the Group Health Plan. The premiums to be paid by Mr. Fanning in connection with this extended coverage shall be due on the first day of each month; provided, however, that if Mr. Fanning fails to pay his premium within thirty (30) days of its due date, his extended coverage shall be terminated.

      (iii) Any Group Health Plan coverage provided under this Section 2.2(c) shall be a part of and not in addition to any COBRA Coverage which Mr. Fanning or his dependent may elect. In the event that Mr. Fanning or his dependent becomes eligible to be covered, by virtue of re-employment or otherwise, by any employer-sponsored group health plan or is eligible for coverage under any government-sponsored health plan during the above period, coverage under the Company's Group
     Health Plan available to Mr. Fanning or his dependent by virtue of the provisions of this Article II shall terminate, except as may otherwise be required by law, and shall not be renewed. It shall be the duty of Mr. Fanning to inform the Company of his eligibility to participate in any such health plan.

       (iv) Except as otherwise provided in Section 2.3 hereof, regardless of whether Mr. Fanning elects the extended coverage described in Section 2.2(c) hereof, the Company shall pay to Mr. Fanning a cash amount equal to the Company's and Mr. Fanning's cost of premiums for three
     (3) years of coverage under the Group Health Plan and Group Life Insurance Plan, as such Plans were in effect as of the date of the Change in Control.

     (d) Stock Option Vesting. The provisions of this Section 2.2(d) shall apply to any equity based awards under the Omnibus Plan, the defined terms of which are incorporated in this Section 2.2(d) by reference.

      (i) Any of Mr. Fanning's Options and Stock Appreciation Rights outstanding as of the Separation Date which are not then exercisable and vested, shall become fully exercisable and vested; provided, that in the case of a Stock Appreciation Right, if Mr. Fanning is subject to Section 16(b) of the Exchange Act, such Stock Appreciation Right shall not become fully vested and exercisable at such time if such actions would result in liability to Mr. Fanning under Section 16(b) of the Exchange Act, provided further that any such actions not taken as a result of the rules under Section 16(b) of the Exchange Act shall be effected as of the first date that such activity would no longer result in liability under Section 16(b) of the Exchange Act.

     (ii) The restrictions and deferral limitations applicable to any of Mr. Fanning's Restricted Stock and Restricted Stock Units as of the Separation Date shall lapse, and such Restricted Stock and Restricted Stock Units shall become free of all restrictions and limitations and become fully vested and transferable.

 (e) Performance Pay Program. The provisions of this Section 2.2(e) shall apply to the Performance Pay Program under the Omnibus Plan, the defined terms of which are incorporated in this Section 2.2(e) by reference. Provided Mr. Fanning is not entitled to a Cash-Based Award under the PPP, if the PPP is in place as of Mr. Fanning's Separation Date and to the extent Mr. Fanning is entitled to participate therein, Mr. Fanning shall be entitled to receive cash in an amount equal to a prorated payout of his Cash-Based Award under the PPP for the performance period in which the Separation Date shall have occurred, at target performance under the PPP and prorated by the number of months which have passed since the beginning of the performance period until the Separation Date.

(f) Performance Dividend Program. The provisions of this Section 2.2(f) shall apply to the Performance Dividend Program, the defined terms of which are incorporated in this Section 2.2(f) by reference. Provided Mr. Fanning is not entitled to a Cash-Based Award under the PDP, if the PDP is in place through Mr. Fanning's Separation Date and to the extent
     Mr. Fanning is entitled to participate therein, Mr. Fanning shall be entitled to receive cash for each such Cash-Based Award under the PDP held as of such date based on a payout percentage of the greater of 50% or actual performance under the PDP for the performance period in which the Separation Date shall have occurred, and the sum of the quarterly dividends declared on the Common Stock in the performance year of and prior to the Separation Date. For purposes of this
     Section 2.2(f), payout of each Cash-Based Award under the PDP shall be based upon the performance measurement period that would otherwise have ended on December 31st of the year in which Mr. Fanning's Separation Date occurs, all other remaining PPP performance measurement periods shall terminate with respect to Mr. Fanning and no payment to Mr. Fanning shall be made with respect thereto.

(g) Other Short Term Incentives Under the Omnibus Plan. The provisions of this Section 2.2(g) shall apply to Performance Unit or Performance Share awards under the Omnibus Plan. Provided Mr. Fanning is not otherwise entitled to a Performance Unit/Share award under the Omnibus Plan, Mr. Fanning shall be entitled to receive cash in an amount equal to a prorated payout of the value of his Performance Units and/or Performance Shares for the performance period in which the Separation Date shall have occurred, at target performance and prorated by the number of months which have passed since the beginning of the performance period until the Separation Date.

(h)  Other  Short-Term  Incentive  Plans.  The provisions of this Section 2.2(h)
     shall apply to Mr.Fanning to the  extent that he,   as of the date of the
     Change in Control, is a participant in any other "short term incentive compensation plan" not otherwise previously referred to in this
     Section 2.2. Provided Mr. Fanning is not otherwise entitled to a plan payout under any change in control provisions of such plans, if the "short term incentive compensation plan" is in place through Mr. Fanning's Separation Date and to the extent Mr. Fanning is entitled to participate therein, Mr. Fanning shall be entitled to receive cash in an amount equal to his award under the Company's "short term incentive compensation plan" for the annual performance period in which the Separation Date shall have occurred, at Mr. Fanning's target performance level and prorated by the number of months which have passed since the beginning of the annual performance period until the Separation Date. For purposes of this Section 2.2(h), the term "short term incentive compensation plan" shall mean any incentive compensation plan or arrangement adopted in writing by the Company which provides for annual, recurring compensatory bonuses to participants based upon articulated performance criteria, and which have been identified by the Compensation Committee and listed on Exhibit B hereto, which may be amended from time to time to reflect plan additions, terminations and amendments.

(i) Pro rata Calculation. For purposes of calculating any pro rata Cash-Based Awards under Section 2.2(e), (f), (g) and (h) hereof, a month shall not be considered if the determining event occurs on or before the 14th day of the month, and a month shall be considered if the determining event occurs on or after the 15th day of the month.
(j) No Duplicate Benefits. Notwithstanding anything in this Section 2.2 to the contrary, in the event that Mr. Fanning has received or is entitled to receive a Cash-Based Award under the PPP or the PDP as determined under the provisions of the Southern Company Change in Control Benefits Protection Plan (the "BPP") for the Performance Period which includes Mr. Fanning's Separation Date, then the amount of any such Cash-Based Award under this Plan shall be reduced dollar-for-dollar by any such amount received or to be received under the BPP.

2.3 Coordination with Retiree Medical and Life Insurance Coverage. Notwithstanding anything to the contrary above, if Mr. Fanning is otherwise eligible to retire pursuant to the terms of the Pension Plan, he shall be deemed to have retired for purposes of all employee benefit plans sponsored by the Company of which Mr. Fanning is a participant. If Mr. Fanning is deemed to have retired in accordance with the preceding sentence, he shall not be eligible to receive the benefits described in Section 2.2(c) hereof if, upon his Separation Date, Mr. Fanning becomes eligible to receive the retiree medical and life insurance coverage provided to certain retirees pursuant to the terms of the Pension Plan, the Group Health Plan and the Group Life Insurance Plan.

2.4 Payment of Benefits.

  (a) Except as otherwise provided in Section 2.4(b) hereof, the total amount payable under this Article II shall be paid to Mr. Fanning in one (1) lump sum payment within two (2) payroll periods of the later of the following to occur: (a) Mr. Fanning's Separation Date, or (b) the tender to the Company by Mr. Fanning of an effective Waiver and Release in the form of Exhibit A attached hereto and the expiration of any applicable revocation period for such waiver. In the event of a dispute with respect to liability or amount of any benefit due hereunder, an effective Waiver and Release shall be tendered at the time of final resolution of any such dispute when payment is tendered by the Company.
  (b) Notwithstanding anything to the contrary in Section 2.4(a) above, if the Compensation Committee determines that it is necessary to delay any payment under this Article II in order to avoid any tax liability pursuant to Code Section 409A(a)(1), such payment shall be delayed for the period set forth in Section 409A(a)(2)(B)(i) and such delayed payment shall bear a reasonable rate of interest as determined by the Compensation Committee.

2.5 Benefits in the Event of Death. In the event of Mr. Fanning's death prior to the payment of all benefits due under this Article II, Mr. Fanning's estate shall be entitled to receive as due any amounts not yet paid under this Article II upon the tender by the executor or administrator of the estate of an effective Waiver and Release.

2.6 Legal Fees. In the event of a dispute between Mr. Fanning and the Company with regard to any amounts due hereunder, if any material issue in such dispute is finally resolved in Mr. Fanning's favor, the Company shall reimburse Mr. Fanning's legal fees incurred with respect to all issues in such dispute in an amount not to exceed fifty thousand dollars ($50,000).

2.7 No Mitigation. Mr. Fanning shall have no duty or obligation to seek other employment following his Separation Date and, except as otherwise provided in Subsection 2.1(b) hereof, the amounts due Mr. Fanning hereunder shall not be reduced or suspended if he accepts such subsequent employment.

2.8 Non-qualified Retirement and Deferred Compensation Plans. Subsequent to a Change in Control, any claims by Mr. Fanning for benefits under any of the Company's non-qualified retirement or deferred compensation plans shall be resolved through binding arbitration in accordance with the procedures and provisions set forth in Article III hereof and if any material issue in such dispute is finally resolved in Mr. Fanning's favor, the Company shall reimburse Mr. Fanning's legal fees in the manner provided in Section 2.6 hereof.


                           ARTICLE III - ARBITRATION

3.1 General. Any dispute, controversy or claim arising out of or relating to the Company's obligations to pay severance benefits under this Agreement, or the breach thereof, shall be settled and resolved solely by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA") except as otherwise provided herein. The arbitration shall be the sole and exclusive forum for resolution of any such claim for severance benefits and the arbitrators' award shall be final and binding. The provisions of this Article III are not intended to apply to any other disputes, claims or controversies arising out of or relating to Mr. Fanning's employment by the Company or the termination thereof.

3.2 Demand for Arbitration. Arbitration shall be initiated by serving a written notice of demand for arbitration to Mr. Fanning, in the case of the Company, or to the Compensation Committee, in the case of Mr. Fanning.

3.3 Law and Venue. The arbitrators shall apply the laws of the State of Georgia, except to the extent pre-empted by federal law, excluding any law which would require the use of the law of another state. The arbitration shall be held in Atlanta, Georgia.

3.4 Appointment of Arbitrators. Arbitrators shall be appointed within fifteen
(15) business days following service of the demand for arbitration. The number of arbitrators shall be three. One arbitrator shall be appointed by Mr. Fanning, one arbitrator shall be appointed by the Company, and the two arbitrators shall appoint a third. If the arbitrators cannot agree on a third arbitrator within thirty (30) business days after the service of demand for arbitration, the third arbitrator shall be selected by the AAA.

3.5 Costs. The arbitration filing fee shall be paid by Mr. Fanning. All other costs of arbitration shall be borne equally by Mr. Fanning and the Company, provided, however, that the Company shall reimburse such fees and costs in the event any material issue in such dispute is finally resolved in Mr. Fanning's favor and Mr. Fanning is reimbursed legal fees under Section 2.6 hereof.

3.6 Interim and Injunctive Relief. Nothing in this Article III is intended to preclude, upon application of either party, any court having jurisdiction from issuing and enforcing in any lawful manner such temporary restraining orders, preliminary injunctions, and other interim measures of relief as may be necessary to prevent harm to either party's interests or as otherwise may be appropriate pending the conclusion of arbitration proceedings pursuant to this
Article III and nothing herein is intended to prevent any court from entering and enforcing in any lawful manner such judgments for permanent equitable relief as may be necessary to prevent harm to a party's interests or as otherwise may be appropriate following the issuance of arbitral awards pursuant to this
Article III.

                      ARTICLE IV - TRANSFER OF EMPLOYMENT

4.1 Transfer of Employment. In the event that Mr. Fanning's employment by the Company is terminated during the two year period following a Change in Control and Mr. Fanning accepts employment by Southern or a another Southern Subsidiary, the Company shall assign this Agreement to Southern or such Southern Subsidiary, Southern shall accept such assignment or cause such Southern Subsidiary to accept such assignment, and such assignee shall become the "Company" for all purposes hereunder.

                           ARTICLE V - MISCELLANEOUS

5.1 Funding of Benefits. Unless the Board of Directors in its discretion determines otherwise, the amounts payable to Mr. Fanning under the this Agreement shall not be funded in any manner and shall be paid by the Company out of its general assets, which assets are subject to the claims of the Company's creditors.

5.2 Withholding. There shall be deducted from the payment of any amount due under this Agreement the amount of any tax required by any governmental authority to be withheld and paid over by the Company to such governmental authority for the account of Mr. Fanning.

5.3 Assignment. Neither Mr. Fanning nor his beneficiaries shall have any rights to sell, assign, transfer, encumber, or otherwise convey the right to receive the payment of any amount due hereunder, which payment and the rights thereto are expressly declared to be nonassignable and nontransferable. Any attempt to do so shall be null and void and of no effect.

5.4  Interpretation.   This  Agreement  is  intended  to  comply  with  the
provisions of Code Section 409A and the Treasury Regulations promulgated thereunder in order to avoid any additional tax under Section 409A(a)(1). In the event it is necessary to interpret the provisions of this Agreement for purposes of its operation, such interpretation shall, to the extent possible, be consistent with such intent.

5.5 Amendment and Termination. The Agreement may be amended or terminated only by a writing executed by the parties.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement this 16 day of November 30, 2006.

                                        THE SOUTHERN COMPANY


                               By:      /s/  David M. Ratcliffe

                                        SOUTHERN COMPANY SERVICES, INC.


                               By:     /s/ Robert A. Bell

                                         MR. FANNING


                                       /s/  Thomas A. Fanning
                                           Thomas A. Fanning

                                 Exhibit A
                           CHANGE IN CONTROL AGREEMENT
                               Waiver and Release

         The attached Waiver and Release is to be given to Mr. Thomas A. Fanning upon the occurrence of an event that triggers eligibility for severance benefits under the Change in Control Agreement, as described in Section 2.2 of such Agreement.

                           CHANGE IN CONTROL AGREEMENT
                               Waiver and Release

         I, Thomas A. Fanning, understand that I am entitled to receive the severance benefits described in Article II of the Change in Control Agreement (the "Agreement") if I execute this Waiver and Release ("Waiver"). I understand that the benefits I will receive under the Agreement are in excess of those I would have received from The Southern Company and Southern Company Services, Inc. (collectively, the "Company") if I had not elected to sign this Waiver.

         I recognize that I may have a claim against the Company under the Civil Rights Act of 1964 and 1991, the Age Discrimination in Employment Act, the Rehabilitation Act of 1973, the Energy Reorganization Act of 1974, as amended, the Americans with Disabilities Act or other federal, state and local laws.

         In exchange for receiving the severance and welfare benefits under
Article II of the Agreement, I hereby voluntarily and irrevocably waive, release, dismiss with prejudice, and withdraw all claims, complaints, suits or demands of any kind whatsoever (whether known or unknown) which I ever had, may have, or now have against The Southern Company, Southern Company Services, Inc., Alabama Power Company, Georgia Power Company, Gulf Power Company, Mississippi Power Company, Savannah Electric and Power Company, Southern Communications Services, Inc. d/b/a Southern LINC, Southern Company Energy Solutions, L.L.C., Southern Nuclear Operating Company, Inc., Southern Telecom, Inc., Southern Company Management Development, Inc., and other current or former subsidiaries or affiliates of The Southern Company and their past, present and future officers, directors, employees, agents, insurers and attorneys (collectively, the "Releasees"), arising from or relating to (directly or indirectly) my employment or the termination of my employment or other events occurred as of the date of execution of this Agreement, including but not limited to:

                  (a) claims for violations of Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Fair Labor Standards Act, the Civil Rights Act of 1991, the Americans With Disabilities Act, the Equal Pay Act, the Family and Medical Leave Act, 42 U.S.C. ss. 1981, the National Labor Relations Act, the Labor Management Relations Act, Executive Order 11246, Executive Order 11141, the Rehabilitation Act of 1973, the Sarbanes-Oxley Act of 2002 or the Employee Retirement Income Security Act;

                  (b) claims for violations of any other federal or state statute or regulation or local ordinance;

                  (c) claims for lost or unpaid wages, compensation, or benefits, defamation, intentional or negligent infliction of emotional distress, assault, battery, wrongful or constructive discharge, negligent hiring, retention or supervision, fraud, misrepresentation, conversion, tortious interference, breach of contract, or breach of fiduciary duty;

                  (d) claims to benefits under any bonus, severance, workforce reduction, early retirement, outplacement, or any other similar type plan sponsored by the Company (except for those plans listed below); or

                  (e) any other claims under state law arising in tort or contract.

         In signing this Agreement, I am not releasing any claims that may arise under the terms of this Agreement or which may arise out of events occurring after the date I execute this Agreement.

         I am also not releasing claims to benefits that I am already entitled to receive under The Southern Company Pension Plan, The Southern Company Employee Stock Ownership Plan, The Southern Company Employee Savings Plan, The Southern Company Omnibus Incentive Compensation Plan, The Southern Company Change in Control Benefits Protection Plan or under any workers' compensation laws. However, I understand and acknowledge that nothing herein is intended to or shall be construed to require the Company to institute or continue in effect any particular plan or benefit sponsored by the Company and the Company hereby reserves the right to amend or terminate any of its benefit programs at any time in accordance with the procedures set forth in such plans.

         Nothing in this Agreement shall prohibit me from engaging in protected activities under applicable law (including protected activities described in Section 211 of the Energy Reorganization Act) or from communicating, either voluntarily or otherwise, with any governmental agency concerning any potential violation of the law.

         I understand and agree for a period of two (2) years after the date I execute this Agreement, I will regard and treat as strictly confidential all valuable, non-public, competitively sensitive data and information relating to the Releasees' business that is not generally known by or readily available to Releasees' competitors and I will not for any reason, either directly or indirectly, use, sell, lend, lease, distribute, license, transfer, assign, show, disclose, disseminate, reproduce, copy, or otherwise communicate any such information to any third party for my own benefit or for any purpose, other than in accordance with the express, written instructions of the Company or Releasees.

         I further understand and agree that I will regard and treat as strictly confidential all trade secrets of Releasees for as long as such items remain trade secrets under applicable law and I will not for any reason, either directly or indirectly, use, sell, lend, lease, distribute, license, transfer, assign, show, disclose, disseminate, reproduce, copy, or otherwise communicate any such trade secrets to any third party for my own benefit or for any purpose, other than in accordance with the express, written instructions of the Company or Releasees.

         I further agree to keep confidential and not disclose the terms of this Agreement, including, but not limited to, the benefits under the Agreement, except to my spouse, attorneys or financial advisors (who must be informed of and agree to be bound by the confidentiality provisions contained in this Agreement before I disclose any information to them about this Agreement), or where such disclosure is required by law.

         I agree to return to the Company prior to my last day of employment all property of the Company, including but not limited to data, lists, information, memoranda, documents, identification cards, credit cards, parking cards, keys, computers, fax machines, beepers, phones, and files (including copies thereof).

         I understand and agree that I will not seek re-employment as an employee, leased employee or independent contractor with the Company or any Southern Company subsidiary or affiliate during the twenty-four (24) month period beginning immediately following my execution of this Agreement.

         I have carefully read this agreement and I fully understand all of the provisions of this Waiver.

         I have been encouraged and advised in writing to seek advice from anyone of my choosing regarding this Waiver (including my attorney, accountant or tax advisor). Prior to signing this Waiver, I have been given the opportunity and sufficient time to seek such advice.

         I have had the opportunity to review and consider this Waiver for a period of at least twenty-one (21) days before signing it.

         I understand that I may revoke this Waiver at any time during the seven
(7) calendar day period after I sign this Waiver. In order to revoke this Waiver, I must deliver written notification of such revocation to the Compensation Committee. I understand that this Waiver is not effective until the expiration of this seven (7) calendar day revocation period. I understand that upon the expiration of such seven (7) calendar day revocation period this entire Waiver will be binding upon me and will be irrevocable. Revocation of this Waiver will not alter or change the termination of my employment by the Company.

         In signing this Waiver, I am not relying on any representation or statement (written or oral) not specifically set forth in this Waiver, the Agreement or by the company or any of its representatives with regard to the subject matter, basis, or effect of this Waiver or otherwise.

         I was not coerced, threatened, or otherwise forced to sign this Waiver. I am voluntarily signing and delivering this Waiver of my own free will.

I understand that by signing this Waiver I am giving up rights I may have. I understand I do not have to sign this Waiver.

         IN WITNESS WHEREOF, the undersigned hereby executes this Waiver this ____ day of ________________, in the year _____.


                                                     ---------------------------
                                                     Thomas A. Fanning

Sworn to and subscribed to me this

___day of _________, ____

--------------------------
Notary Public

My Commission Expires:

---------------------------
(Notary Seal)

         Acknowledged and Accepted by the Company.

By:
         -----------------------------------
Date:
         -----------------------------------

                                    EXHIBIT B

                               SEVERANCE AGREEMENT

     THIS SEVERANCE AGREEMENT ("Agreement") made and entered into by and between Acquiring Company ("Company") and Mr. ________________ ("Executive") (hereinafter collectively referred to as the "Parties") effective ______________, 200__.
                                   WITNESSETH:

     WHEREAS, the Company wishes to provide to Executive certain severance benefits under certain circumstances;

     NOW, THEREFORE, in consideration of the premises, and the agreements of the Parties set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

                            ARTICLE I - DEFINITIONS

1.1 "Annual Compensation" shall Executive's Base Salary plus Target Bonus under the Company's Short Term Bonus Plan.

1.2 "Base Salary" shall mean Executive's annual base salary rate during the twelve (12) month period immediately preceding his Separation Date plus target bonus.

1.3 "Board of Directors" shall mean the board of directors of the Company.

1.4 "COBRA Coverage" shall mean any continuation coverage to which Executive or his dependents may be entitled pursuant to Code Section 4980B.

1.5 "Code" shall mean the Internal Revenue Code of 1986, as amended.

1.6 "Company" shall mean Acquiring Company, its successors and assigns.

1.7 "Employee Outplacement Program" shall mean the program established by the Company from time to time for the purpose of assisting employees find employment outside of the Company which provides for the following services:

        (a) self assessment, career decision and goal setting;

        (b) job market research and job sources;

        (c) networking and interviewing skills;

        (d) planning and implementation strategy;

        (e) resume writing, job hunting methods and salary negotiation; and

        (f) office support and job search resources.

1.8 "Employment Date" shall mean the date that Executive is hired by the Company as a full time employee.

1.9 "Equity Based Bonus Plan" shall mean a plan or arrangement that provides for the grant to participants of stock options, restricted stock, stock appreciation rights, phantom stock, phantom stock appreciation rights or any other similar rights the terms of which provide a participant with the potential to receive the benefit of any increase in value of the underlying equity or notional amount (e.g., number of phantom shares) from the date of grant through a subsequent date.

1.10 "Good Reason" shall mean, without Executive's express written consent, after written notice to the Board of Directors, and after a thirty (30) day opportunity for the Board of Directors to cure, the continuing occurrence of any of the events described in Subsections (a), (b), (c) or (d) of this Section 1.10.

        (a) Inconsistent Duties. A meaningful and detrimental alteration in Executive's position or in the nature or status of his responsibilities from those in effect on the Employment Date.

        (b)  Reduced  Compensation.  A  reduction  of five  percent  (5%) or
more by the Company  in  any  of  the  following   amounts  of  compensation
expressed  in subparagraphs  (i),  (ii) or (iii)  hereof,  except for a less
than ten  percent (10%),   across-the-board  reduction  in  such  compensation
amounts similarly affecting ninety-five percent (95%) or more of all employees of the Company eligible for such compensation:

           (i) Executive's Base Salary;

          (ii) the sum of Executive's Base Salary plus Target Bonus under the Company's Short Term Bonus Plan, as in effect on the Employment Date; or

         (iii) the sum of Executive's Base Salary plus Target Bonus under the Short Term Bonus Plan and Long Term Bonus Plan plus the Target Award under the Equity Based Bonus Plan, each of which as in effect on the Employment Date.

        (c) Relocation. A change in Executive's work location to a location more than fifty (50) miles from the facility where Executive was located at the time of his Employment Date, unless such new work location is within fifty
(50) miles from Executive's principal place of residence on his Employment Date. The acceptance, if any, by Executive of employment by the Company at a work location which is outside the fifty mile radius set forth in this Section 1.10(c) shall not be a waiver of Executive's right to refuse subsequent transfer by an Company to a location which is more than fifty (50) miles from Executive's principal place of residence on his Employment Date, and such subsequent nonconsensual transfer shall be "Good Reason" under this Agreement;

        (d)  Benefits  and Perquisites.

         (i) Change in Control - Retirement and Welfare Benefits. The taking of any action by the Company that would directly or indirectly cause a Material Reduction in the Retirement and Welfare Benefits to which Executive is entitled under the Company's Retirement and Welfare Benefit plans in which Executive was participating on his Employment Date.

        (ii) Vacation and Paid Time Off. The failure by the Company to provide Executive with the number of paid vacation days or, if applicable, paid time off days to which Executive is entitled on the basis of years of service with a Southern Entity and the Company in accordance with the Company's normal vacation policy or the paid time off program (whichever applicable) in effect on the Employment Date (except for across-the-board vacation policy or paid time off program changes or policy or program terminations similarly affecting at least ninety-five percent (95%) of all employees of the Company).

1.11 "Group Health Agreement" shall mean the group health plan covering Executive, as such plan may be amended from time to time.

1.12 "Group Life Insurance Agreement" shall mean the group life insurance plan covering Executive, as such plan may be amended from time to time.

1.13 "Long Term Bonus Plan" shall mean any bonus type plan or arrangement designed to provide incentive based compensation to participants upon the achievement of objective or subjective goals that measure performance over a period of more than twelve months.

1.14 "Material Reduction" shall mean (i) any change in a retirement plan or arrangement that has the effect of reducing the present value of the projected benefits to be provided to Executive by five percent (5%) or more, (ii) any five percent (5%) or more reduction in medical, health and accident and disability benefits as a percentage of premiums or premium equivalents in accordance with the Company's prior practice as measured over a period of the three previous plan years from the Employment Date, or (iii) any five percent (5%) or more reduction in employer matching funds as a percentage of employee contributions in accordance with the Company's prior practice measured over a period of the previous three plan years from the Employment Date.

1.15 "Month of Service"shall mean any calendar month during which Executive worked at least one (1) hour or was on approved leave of absence while in the employ of a Southern Entity or Acquiring Company and its affiliates.

1.16 "Pension Plan" shall mean the Company Pension Plan or any successor thereto, as in effect on the Employment Date.

1.17 "Retirement and Welfare Benefits" shall mean benefits provided by the following types of plans and arrangements: pension plans, defined contribution plans (matched savings, profit sharing, money purchase, ESOP, and similar plans and arrangements), plans providing for death benefits while employed or retired (life insurance, survivor income, and similar plans and arrangements), plans providing for short-term disability benefits (including accident and sick time), plans providing for long-term disability benefits, plans providing health-care benefits (including reimbursements during active employment or retirement related to expenses for medical, vision, hearing, dental, and similar plans and arrangements).

1.18 "Separation Date" shall mean the date on which Executive is separated from the Company's regular payroll.

1.19 "Short Term Bonus Plan" shall mean any bonus type plan or arrangement designed to provide incentive based compensation to participants upon the achievement of objective or subjective goals that measure performance over a period of twelve months or less.

1.20 "Southern Entity" shall mean The Southern Company or any of its subsidiaries and affiliates.

1.21 "Target Bonus" shall mean the amount of incentive compensation expressed as either a percent of salary or pay, an expected dollar amount, the number of awards granted or such other quantifiable measure to determine the amount to be paid or granted under the terms of the respective Short Term Bonus Plan, Long Term Bonus Plan or Equity Based Bonus Plan as used by the Company to measure the market competitiveness of its employee compensation programs.

1.22 "Termination for Cause" or "Cause" shall mean Executive's termination of employment with the Company upon the occurrence of any of the following:

      (a) The willful and continued failure by Executive to substantially perform his duties with the Company
          (other than any such failure resulting from Executive's Total Disability or from Executive's retirement or any such actual or anticipated failure resulting from termination by Executive for Good Reason) after a written demand for substantial performance is delivered to him by the Board of Directors, which demand specifically identifies the manner in which such corporate officer believes Executive has not substantially performed his duties; or

      (b) The willful engaging by Executive in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise, including but not limited to any of the following:

        (i) any willful act involving fraud or dishonesty in the course of Executive's employment by the Company;

       (ii) the willful carrying out of any activity or the making of any statement by Executive which would materially prejudice or impair the good name and standing of the Company, or would bring the Company into contempt, ridicule or would reasonably shock or offend any community in which the Company is located;

      (iii) attendance by Executive at work in a state of intoxication or otherwise being found in possession at his workplace of any prohibited drug or substance, possession of which would amount to a criminal offense;

       (iv) violation of the Company's policies on drug and alcohol usage, fitness for duty requirements or similar policies as may exist from time to time as adopted by the Company's safety officer;

        (v) assault or other act of violence by Executive against any person during the course of employment; or

        (vi) Executive's indictment for any felony or any misdemeanor involving moral turpitude.

                  No act or failure to act by Executive shall be deemed "willful" unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that his action or omission was in the best interest of the Company.

                 Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of the majority of Board of Directors at a meeting called and held for such purpose (after reasonable notice to Executive and an opportunity for him, together with counsel, to be heard before the Board of Directors), finding that, in the good faith opinion of the Board of Directors, Executive was guilty of conduct set forth in Section 1.22(a) or (b) hereof and specifying the particulars thereof in detail.

1.23 "Total Disability" shall mean total disability under the terms of the Pension Plan.

1.24 "Waiver and Release" shall mean the Waiver and Release substantially in the form of Exhibit A attached hereto.

1.25 "Year of Service" shall mean Executive's Months of Service divided by twelve (12) rounded to the nearest whole year, rounding up if the remaining number of months is seven (7) or greater and rounding down if the remaining number of months is less than seven (7). If Executive had a break in service during his employment with a Southern Entity, he or she will receive credit under this Agreement for his service prior to such break in service provided the break in service was less than five (5) years and his service with the Southern Entity prior to the break exceeded the length of such break in service.

                        ARTICLE II - SEVERANCE BENEFITS

2.1      Eligibility.

      (a) Except as otherwise provided herein, if Executive's employment is involuntarily terminated by the Company at any time during the two year period following his Employment Date for reasons other than Cause or if Executive shall voluntarily terminate his employment with the Company for Good Reason at any time during the two year period following his Employment Date, Executive shall be entitled to receive the amounts described in Section 2.2 hereof, subject to the terms and conditions described in this Article II.

      (b) Limits on Eligibility. Notwithstanding anything to the contrary herein, Executive shall not be eligible to receive amounts under this Agreement if Executive:

        (i) is not actively at work on his Separation Date, unless Executive is capable of returning to work within twelve (12) weeks of the beginning of any leave of absence from work;

)       (ii)      voluntarily terminates his employment with the Company for other than Good Reason;

        (iii)     has his employment terminated by the Company for Cause;

        (iv) accepts the transfer of his employment to an affiliate of the Company;

        (v) elects to receive the benefits of any other voluntary or involuntary severance, separation or outplacement program, plan or agreement maintained by the Company in lieu of benefits under this Agreement.

2.2 Benefits. Upon the Company's receipt of an effective Waiver and Release, Executive shall be entitled to receive the following:

     (a)  Employee  Outplacement  Services.   Executive  shall  be  eligible  to
participate in the Employee Outplacement Program, which program shall not be less than six (6) months duration measured from Executive's Separation Date.

     (b) Severance Benefit. Executive shall be paid in cash an amount equal to three times Executive's Annual Compensation (the "Severance Amount"). If any portion of the Severance Amount constitutes an "excess parachute payment" (as such term is defined under Code Section 280G ("Excess Parachute Payment")), the

Company shall pay to Executive an additional amount calculated by determining the amount of tax under Code Section 4999 that he otherwise would have paid on any Excess Parachute Payment and dividing such amount by a decimal determined by adding the tax rate under Code Section 4999 ("Excise Tax"), the hospital insurance tax under Code Section 3101(b) ("HI Tax") and federal and state income tax measured at the highest marginal rates ("Income Tax") and subtracting such result from the number one (1) (the "280G Gross-up"); provided, however, that no 280G Gross-up shall be paid unless the Severance Amount plus all other "parachute payments" to Executive under Code Section 280G exceeds three (3) times Executive's "base amount" (as such term is defined under Code Section 280G ("Base Amount")) by ten percent (10%) or more; provided further, that if no 280G Gross-up is paid, the Severance Amount shall be capped at three (3) times Executive's Base Amount, less all other "parachute payments" (as such term is defined under Code Section 280G) received by Executive, less one dollar (the
"Capped Amount"), if the Capped Amount, reduced by HI Tax and Income Tax, exceeds what otherwise would have been the Severance Amount, reduced by HI Tax, Income Tax and Excise Tax.

                  For purposes of this Section 2.2(b), whether any amount would constitute an Excess Parachute Payment and any other calculations of tax, e.g., Excise Tax, HI Tax, Income Tax, etc., or other amounts, e.g., Base Amount, Capped Amount, etc., shall be determined by a nationally recognized firm specializing in federal income taxes as selected by the Board of Directors, and such calculations or determinations shall be binding upon Executive and the Company.

(c)       Welfare Benefit.

     (i) Except as provided in Section 2.3 hereof, Executive shall be eligible to participate in the Company's Group Health Plan for a period of six (6) months for each of Executive's Years of Service, not to exceed a period of five (5) years, beginning on the first day of the first month following Executive's Separation Date unless otherwise specifically provided under such plan, upon Executive's payment of both the Company's and Executive's premium under such plan. Executive shall also be entitled to elect coverage under the Group Health Plan for his dependents who are participating in the Group Health Plan on Executive's Separation Date (and for such other dependents as may be entitled to coverage under the provisions of the Health Insurance Portability and Accountability Act of 1996) for the duration of Executive's extended medical coverage under this Section 2.2(c) to the extent such dependents remain eligible for dependent coverage under the terms of the Group Health Agreement.

     (ii) The extended medical coverage  afforded to Executive  pursuant to this
Section 2.2(c) as well as the premiums to be paid by Executive in connection with such coverage shall be determined in accordance with the terms of the Group Health Plan and shall be subject to any changes in the terms and conditions of the Group Health Plan as well as any future increases in premiums under the Group Health Plan. The premiums to be paid by Executive in connection with this extended coverage shall be due on the first day of each month; provided, however, that if Executive fails to pay his premium within thirty (30) days of its due date, Executive's extended coverage shall be terminated.

     (iii) Any Group Health Plan coverage provided under this Section 2.2(c) shall be a part of and not in addition to any COBRA Coverage which Executive or his dependent may elect. In the event that Executive or his dependent becomes eligible to be covered, by virtue of re-employment or otherwise, by any employer-sponsored group health plan or is eligible for coverage under any government-sponsored health plan during the above period, coverage under the Employing Company's Group Health Plan available to Executive or his dependent by virtue of the provisions of this Article II shall terminate, except as may otherwise be required by law, and shall not be renewed. It shall be the duty of Executive to inform the Company of his eligibility to participate in any such health plan.

     (iv) Except as otherwise provided in Section 2.3 hereof, regardless of whether Executive elects the extended coverage described in Section 2.2(c) hereof, the Company shall pay to Executive a cash amount equal to the Company's and Executive's cost of premiums for three (3) years of coverage under the Group Health Plan and Group Life Insurance Plan.

  (d)Equity Based Awards. Any Equity Based Awards outstanding as of the Separation Date which are not then exercisable and vested, shall become fully exercisable and vested; provided, that in the case of a stock appreciation right, if Executive is subject to Section 16(b) of the Exchange Act, such stock appreciation right shall not become fully vested and exercisable at such time if such actions would result in liability to Executive under Section 16(b) of the Exchange Act, provided further that any such actions not taken as a result of the rules under
     Section 16(b) of the Exchange Act shall be effected as of the first date that such activity would no longer result in liability under Section 16(b) of the Exchange Act.

  (e)Incentive Plans. To the extent that Executive, as of the Separation Date, is a participant in any Short Term Bonus Plan or Long Term Bonus Plan, Executive shall be entitled to receive cash in an amount equal to his awards under such Plans for the period in which the Separation Date shall have occurred, at Executive's Target Bonus and prorated by the number of months which have passed since the beginning of the performance period until the Separation Date. For this purpose a month shall not be considered if the Separation Date occurs on or before the 14th day of the month, and a month shall be considered if the Separation Date occurs on or after the 15th day of the month.

2.3 Payment of Benefits. The total amount payable under this Article II shall be paid to Executive in one (1) lump sum payment within two (2) payroll periods of the later of the following to occur: (a) Executive's Separation Date, or (b) the tender to the Company by Executive of an effective Waiver and Release (in substantially the form of Exhibit A attached hereto) and the expiration of any applicable revocation period for such waiver. In the event of a dispute with respect to liability or amount of any benefit due hereunder, an effective Waiver and Release shall be tendered at the time of final resolution of any such dispute when payment is tendered by the Company.

2.4 Benefits in the Event of Death. In the event of Executive's death prior to the payment of all benefits due under this Article II, Executive's estate shall be entitled to receive as due any amounts not yet paid under this Article II upon the tender by the executor or administrator of the estate of an effective Waiver and Release.

2.5 Legal Fees. In the event of a dispute between Executive and the Company with regard to any amounts due hereunder, if any material issue in such dispute is finally resolved in Executive's favor, the Company shall reimburse Executive's legal fees incurred with respect to all issues in such dispute in an amount not to exceed fifty thousand dollars ($50,000).

2.6 No Mitigation. Executive shall have no duty or obligation to seek other employment following his Separation Date and, except as otherwise provided in Subsection 2.1(b) hereof, the amounts due Executive hereunder shall not be reduced or suspended if Executive accepts such subsequent employment.

                           ARTICLE III - ARBITRATION

3.1 General. Any dispute, controversy or claim arising out of or relating to the Company's obligations to pay severance amounts under this Agreement, or the breach thereof, shall be settled and resolved solely by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA") except as otherwise provided herein. The arbitration shall be the sole and exclusive forum for resolution of any such claim for severance benefits and the arbitrators' award shall be final and binding. The provisions of this Article III are not intended to apply to any other disputes, claims or controversies arising out of or relating to Executive's employment by the Company or the termination thereof.

3.2 Demand for Arbitration. Arbitration shall be initiated by serving a written notice of demand for arbitration to Executive, in the case of the Company, or to the Board of Directors, in the case of Executive.

3.3 Law and Venue. The arbitrators shall apply the laws of the State in which the Company's headquarters are located, except to the extent pre-empted by federal law, excluding any law which would require the use of the law of another state. The arbitration shall be held in such State.

3.4 Appointment of Arbitrators. Arbitrators shall be appointed within fifteen
(15) business days following service of the demand for arbitration. The number of arbitrators shall be three. One arbitrator shall be appointed by Executive, one arbitrator shall be appointed by the Company, and the two arbitrators shall appoint a third. If the arbitrators cannot agree on a third arbitrator within thirty (30) business days after the service of demand for arbitration, the third arbitrator shall be selected by the AAA.

3.5 Costs. The arbitration filing fee shall be paid by Executive. All other costs of arbitration shall be borne equally by Executive and the Company, provided, however, that the Company shall reimburse such fees and costs in the event any material issue in such dispute is finally resolved in Executive's favor and Executive is reimbursed legal fees under Section 2.5 hereof.

3.6 Interim and Injunctive Relief. Nothing in this Article III is intended to preclude, upon application of either party, any court having jurisdiction from issuing and enforcing in any lawful manner such temporary restraining orders, preliminary injunctions, and other interim measures of relief as may be necessary to prevent harm to either party's interests or as otherwise may be appropriate pending the conclusion of arbitration proceedings pursuant to this
Article III and nothing herein is intended to prevent any court from entering and enforcing in any lawful manner such judgments for permanent equitable relief as may be necessary to prevent harm to a party's interests or as otherwise may be appropriate following the issuance of arbitral awards pursuant to this
Article III.

                           ARTICLE IV - MISCELLANEOUS

4.1 Funding of Benefits. Unless the Board of Directors in its discretion determines otherwise, amounts payable to Executive under this Agreement shall not be funded in any manner and shall be paid by the Company out of its general assets, which assets are subject to the claims of the Company's creditors.

4.2 Withholding. There shall be deducted from the payment of any amount due under this Agreement the amount of any tax required by any governmental authority to be withheld and paid over by the Company to such governmental authority for the account of Executive entitled to such payment.

4.3 Assignment. Neither Executive nor his beneficiaries shall have any rights to sell, assign, transfer, encumber, or otherwise convey the right to receive the payment of any amount due hereunder, which payment and the rights thereto are expressly declared to be nonassignable and nontransferable. Any attempt to do so shall be null and void and of no effect.

4.4 Amendment and Termination. The Agreement may be amended or terminated only by a writing executed by the parties.

         IN   WITNESS   WHEREOF,    the   parties   hereto   have   executed
this   Agreement   this   ____  day of ______________, _____.

                                           ACQUIRING COMPANY



                                  By:      ____________________________________


                                           EXECUTIVE


                                           -----------------------------

                                    Exhibit A


                               SEVERANCE AGREEMENT
                               Waiver and Release

         The attached Waiver and Release is to be given to Executive upon the occurrence of an event that triggers eligibility for severance benefits under the Severance Agreement, as described in Paragraph 2.1(a) of such agreement.

                               Waiver and Release

         I, _________________, understand that I am entitled to receive the severance benefits described in Article II of the Severance Agreement (the "Agreement") if I execute this Waiver and Release ("Waiver"). I understand that the benefits I will receive under the Agreement are in excess of those I would have received from Acquiring Company (the "Company") if I had not elected to sign this Waiver.

         I recognize that I may have a claim against the Company under the Civil Rights Act of 1964 and 1991, the Age Discrimination in Employment Act, the Rehabilitation Act of 1973, the Energy Reorganization Act of 1974, as amended, the Americans with Disabilities Act or other federal, state and local laws.

         In exchange for the benefits I elect to receive, I hereby irrevocably waive and release all claims, of any kind whatsoever, whether known or unknown in connection with any claim which I ever had, may have, or now have against Acquiring Company and other direct or indirect subsidiaries of Acquiring Company and their past, present and future officers, directors, employees, agents and attorneys. Nothing in this Waiver shall be construed to release claims or causes of action under the Age Discrimination in Employment Act or the Energy Reorganization Act of 1974, as amended, which arise out of events occurring after the execution date of this Waiver.

         In further exchange for the benefits I elect to receive, I understand and agree that I will respect the proprietary and confidential nature of any information I have obtained in the course of my service with the Company or any subsidiary or affiliate of the Company. However, nothing in this Waiver shall prohibit me from engaging in protected activities under applicable law or from communicating, either voluntary or otherwise, with any governmental agency concerning any potential violation of the law.

         In signing this Waiver, I am not releasing claims to benefits that I am already entitled to under any workers' compensation laws or under any retirement plan or welfare benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, as amended, which is sponsored by or adopted by the Company and/or any of its direct or indirect subsidiaries. However, I understand and acknowledge that nothing herein is intended to or shall be construed to require the Company to institute or continue in effect any particular plan or benefit sponsored by the Company and the Company hereby reserves the right to amend or terminate any of its benefit programs at any time in accordance with the procedures set forth in such plans.

         In signing this Waiver, I realize that I am waiving and releasing, among other things, any claims to benefits under any and all bonus, severance, workforce reduction, early retirement, outplacement, or any other similar type plan sponsored by the Company.

         I have been encouraged and advised in writing to seek advice from anyone of my choosing regarding this Waiver, including my attorney, and my accountant or tax advisor. Prior to signing this Waiver, I have been given the opportunity and sufficient time to seek such advice, and I fully understand the meaning and contents of this Waiver.

         I understand that I may take up to twenty-one (21) calendar days to consider whether or not I desire to enter this Waiver. I was not coerced, threatened or otherwise forced to sign this Waiver. I have made my choice to sign this Waiver voluntarily and of my own free will.

         I understand that I may revoke this Waiver at any time during the seven
(7) calendar day period after I sign and deliver this Waiver to the Company. If I revoke this Waiver, I must do so in writing delivered to the Company. I understand that this Waiver is not effective until the expiration of this seven
(7) calendar day revocation period. I understand that upon the expiration of such seven (7) calendar day revocation period this entire Waiver will be binding upon me and will be irrevocable.

         I understand that by signing this Waiver I am giving up rights I may have.

         IN WITNESS WHEREOF, the undersigned hereby executes this Waiver this ____ day of ________, in the year
----.

                                  ---------------------------
                                    Executive

Sworn to and subscribed to me this

___day of _________, ____